                                                                   EXHIBIT 10.20


                          HONEYWELL INTERNATIONAL INC.
                  Severance Plan for Corporate Staff Employees
             (Involuntary Termination Following a Change in Control)
                           Effective February 6, 1988















                                     Amended and Restated as of October 24, 2000






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                          HONEYWELL INTERNATIONAL INC.

                  Severance Plan for Corporate Staff Employees
             (Involuntary Termination following a Change in Control)


Article I     Purpose

1.1 The purpose of this Plan is to provide severance benefits to Corporate Staff Employees of Honeywell International Inc. in the event of the Involuntary Termination of their employment following a Change in Control. This Plan constitutes the amendment and restatement, as of October 24, 2000, of the Severance Plan for Corporate Staff Employees (Involuntary Termination following a Change in Control) established by Honeywell International Inc. (formerly AlliedSignal Inc.) as of February 6, 1988, and amended and restated effective October 21, 1988 and April 1, 1999.

Article II    Definitions

2.1 Affiliated Company - means (a) any member of a controlled group of corporations as defined in Section 414(b) of the Code of which Honeywell International Inc. or a predecessor of Honeywell International Inc. is or was a member, (b) any unincorporated trade or business which is under common control with Honeywell International Inc. as determined under Section 414(c) of the Code, or (c) any organization, employment with which is counted as employment with Honeywell International Inc. or a predecessor of Honeywell International Inc. under the provisions of Section 414(m), (n), or (o) of the Code.

2.2 Honeywell International Inc. - means Honeywell International Inc., a Delaware corporation, and its subsidiaries, and any successors thereto.

2.3 Annual Incentive Compensation - means the product of (a) times (b) where (a) is such employee's target award level under the Incentive Compensation Plan for Executive Employees of Honeywell International Inc. and its Subsidiaries, or any successor plan, for the most recent incentive period ended prior to the Change in Control, and (b) is Base Salary. Long-term performance incentive awards shall not be considered in determining Annual Incentive Compensation.

2.4 Base Salary - means the annual base salary, exclusive of bonus, incentive or other extra compensation but inclusive of overtime (in the case of non-exempt Participants), being paid to a Participant at the time of Involuntary Termination of employment.

2.5 Board of Directors - means the Board of Directors of Honeywell International Inc.

2.6 Change in Control - is deemed to occur at the time (a) when any entity, person or group (other than Honeywell International Inc., any subsidiary or any savings,


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              pension or other benefit plan for the benefit of employees of
              Honeywell International Inc.) which theretofore beneficially owned less than 30% of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock,
              (b) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than any offer by Honeywell International Inc.) for all, or any part of, the Common Stock, (c) of a merger in which Honeywell International Inc. will not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of Honeywell International Inc.'s assets, (d) of a substantial change in the composition of the Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of Honeywell International Inc., of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (e) of any transaction or other event which the Compensation Committee of the Board of Directors, in its discretion, determines to be a change in control for purposes of this Plan.

2.7 Code - means the Internal Revenue Code of 1986, as amended from time to time.

2.8 Common Stock - means the Common Stock of Honeywell International Inc. or such other stock into which the Common Stock may be changed as a result of split-ups, recapitalizations, reclassifications and the like.

2.9 Corporate Staff Employee - means a salaried or non-union hourly employee of Honeywell International Inc. employed in Career Bands 1 through 7 who (a) is not associated with a strategic business unit of Honeywell International Inc. (including Business Services), and (b) who (i) has a reporting relationship, prior to a Change in Control, either direct or through one or more other employees, to one of the then Senior Vice Presidents of Honeywell International Inc., (ii) prior to a Change in Control, held a position similar to a position which on April 1, 1999 had a reporting relationship, either direct or indirect or through one or more other employees, to one of the then Senior Vice Presidents of Honeywell International Inc., or (iii) reported prior or subsequent to a Change in Control directly to the Chairman and Chief Executive Officer of Honeywell International Inc. or the President and COO of Honeywell International Inc. Corporate Staff Employee shall not include any 1988 Plan Employee.

2.10 ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.


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

2.11 Gross Cause - means fraud, misappropriation of Honeywell International Inc. property or intentional misconduct damaging to such property or business of Honeywell International Inc., or the commission of a crime.

2.12 Hour of Service - means each hour for which a Participant is directly or indirectly paid by Honeywell International Inc., a predecessor of Honeywell International Inc. or an Affiliated Company for performance of duties and for reasons other than performance of duties and includes regular time, overtime, vacations, holidays, sickness, disability, paid layoff, and similar paid periods. Hours of Service shall be computed and credited in accordance with Department of Labor Regulation Section 2530.200b-2(b) and (c), as amended from time to time.

2.13 Involuntary Termination - means (a) termination by Honeywell International Inc. of the Participant's employment during the Protected Period, other than upon mandatory retirement in compliance with applicable law, death or for Gross Cause, or (b) termination of employment by a Participant during the Protected Period following (i) a reduction in the Participant's Pay or employee benefits other than a reduction which is generally applicable to all salaried and non-union hourly employees of Honeywell International Inc., (ii) permanent elimination of the Participant's position, not including transfer pursuant to the sale of a facility or line of business in which the Participant is offered substantially comparable employment with the new employer,
              (iii) a material change in the position, function, responsibilities or reporting level or in the standard of performance required of the Participant, (iv) any geographic relocation of a Participant's position (as determined immediately prior to a Change in Control) to a new location, or (v) an action by Honeywell International Inc. that under applicable law constitutes constructive discharge.

2.14 1988 Plan Employee - means an individual who (i) met the definition of Corporate Staff Employee under the Plan immediately prior to its amendment and restatement on April 1, 1999 (the "1988 Plan Definition"), (ii) who ceased to meet the Plan's definition of Corporate Staff Employee solely by reason of the April 1, 1999 amendment of such definition, and (iii) satisfies the 1988 Plan Definition as of the Change in Control. 1988 Plan Employees shall have their benefits, if any, determined solely with reference to the Plan as amended and restated effective October 21, 1988, a copy of which is attached hereto as Exhibit A.

2.15          Participant - means a Corporate Staff Employee.

2.16 Pay - means Base Salary and, as to a Participant employed in Band 5 or above, Annual Incentive Compensation.

2.17 Plan - means the Honeywell International Inc. Severance Plan for Corporate Staff Employees (Involuntary Termination Following a Change in Control).

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2.18          Plan Administrator - means the person or entity identified in
              Section 5.01 to administer the terms and conditions of the Plan.

2.19 Plan Sponsor - means Honeywell International Inc. Any successor to Honeywell International Inc. (or a principal subsidiary) shall be deemed a Plan Sponsor.

2.20 Protected Period - means, with respect to each Participant, the period beginning on the date of a Change in Control that occurs after he or she becomes a Participant and ending at the expiration of twenty-four (24) months following such Change in Control.

2.21 Year of Service - means any consecutive 12-month period commencing on a Participant's date of hire or rehire with Honeywell International Inc., any predecessor of Honeywell International Inc. or an Affiliated Company, and anniversaries thereof during which the Participant has completed at least 1,000 Hours of Service.

Article III   Participation

3.1 The benefits provided under the Plan are limited solely to Participants.

Article IV    Eligibility for and Continuation of Pay, Benefits and Pension
              Service

4.1           Eligibility for Pay, Benefit and Pension Service Continuation

              In the event of the Involuntary Termination of a Participant's employment during the Protected Period, Pay, benefit and pension service continuation shall be provided to the Participant by Honeywell International Inc. (or any successor to Honeywell International Inc.) in accordance with this Article IV.

4.2           Pay, Benefit and Pension Service Continuation

              A) Pay Continuation - A Participant shall receive Base Salary, paid in accordance with his or her normal payroll period, and, as to Participants employed in Career Band 5 or above, Annual Incentive Compensation, paid annually, for the period specified in Schedule A attached hereto.

              B) Benefit Continuation - For the period of Pay continuation, Honeywell International Inc. will continue the Participant's employee benefits, including, without limitation, vacation accruals, continuation of the Participant's savings plan participation (to the extent permissible under Section 401(a) of the Code), basic and contributory life and medical insurance (including qualified dependents) at the active employee coverage level and prevailing employee contribution rate, if any; provided, however, that (a) such level of continued benefits shall not exceed the level of benefits in effect on the date of the Participant's Involuntary


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                    Termination, prior to any reduction thereto, (b) such
                    continuation of life and medical benefits will cease on the date similar benefits are provided the Participant by a subsequent employer, and (c) the executive flex-perk allowance will be continued during the entire severance pay period, subject to 4.2(D).

              C) Pension Service Continuation - Participants entitled to benefits under the Plan shall become 100% vested in their defined benefit pension plan benefits (all defined benefit plans in which a Participant has accrued a benefit are collectively referred to as the "DB Plans"). During their Pay continuation period, Participants shall continue to be credited with additional age and service credit for purposes of benefit accrual (up to a maximum of twelve (12) months of a Participant's Pay continuation period), vesting and eligibility under the DB Plans in which they participate. At the end of a Participant's Pay continuation period, Participants shall immediately be credited with three (3) years of age and service, respectively, for purposes of benefit accruals, vesting and eligibility under the DB Plans; provided, however, that such three (3) years of additional age shall be credited only if such additional age credits would (either alone or in conjunction with a bridge leave of absence) enable a Participant to be eligible for immediate payment of an early or normal retirement benefit under the applicable defined benefit pension plan in which the Participant participates. The normal policy for qualifying bridge leaves of absence, as reflected in the applicable defined benefit pension plan in which the Participant participates, shall remain applicable thereafter. Notwithstanding the foregoing, a Participant shall be eligible for the additional three (3) years of age and service credit under the DB Plans only if such Participant executes a general release of claims against Honeywell International Inc., its subsidiaries and affiliates in a form and manner prescribed by the Plan Administrator.

              D) If any payment to a Participant made pursuant to the terms of this Plan (including payments from any benefit or compensation plan or program sponsored or funded by Honeywell International Inc. but excluding payments and benefits provided upon a change in control under the AlliedSignal Severance Plan for Senior Executives, Honeywell Inc. Tier 1A and Tier 1B agreements, and any similar plan or arrangement under which participants have their benefits increased because of taxes under Section 4999 of the Code) is determined to be an "excess parachute payment" within the meaning of Section 280G or any successor or substitute provision of the Code, with the effect that either the Participant is liable for the payment of the tax described in Section 4999 or any successor or substitute provision of the Code (hereafter the "Section 4999 tax") or Honeywell International Inc. has withheld the amount of the Section 4999 tax, an additional benefit shall be paid pursuant to this Plan


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                    to such affected Participant, in an amount, which when added to all payments constituting "parachute payments" for purposes of Section 280G or any successor or substitute provision of the Code, is sufficient to cause the remainder of (i) the sum of the "parachute payments", including any payments made pursuant to this subparagraph D), less (ii) the amount of all state, local and federal income taxes and the Section 4999 tax attributable to such payments and penalties and interest on any amount of Section 4999 tax, other than penalties and interest on any amount of Section 4999 tax with respect to which such payment was paid to the Participant on or before the due date of the Participant's federal income tax return on which such Section 4999 tax should have been paid, to be equal to the remainder of (iii) sum of the "parachute payments", excluding any payments made pursuant to this subparagraph D), less (iv) the amount of all state, local and federal income taxes attributable to such payments determined as though the Section 4999 tax and penalties and interest on any amount of Section 4999 tax, other than penalties and interest on any amount of Section 4999 tax with respect to which a payment made pursuant to this subparagraph D) was paid to the Participant on or before the due date of the Participant's federal income tax return on which such Section 4999 tax should have been paid, did not apply. Notwithstanding the foregoing, payments to be made pursuant to this subparagraph D), when added to benefits provided under Section 4.2.B)(c), shall not in the aggregate exceed three million dollars ($3,000,000) or such greater amount as approved by Honeywell International Inc.
                    or its successor. In the event such payments exceed the limitation described above, the designation of the type and order of such payments to be reduced hereunder shall be made by the Plan Administrator in his sole discretion. In such case, a Participant shall, to the extent otherwise allowable by law, be entitled to waive all or any portion of his or her right to any benefit triggered by a Change in Control in order to avoid the imposition of any tax under Section 4999 of the Code or any successor or substitute provision of the Code.

4.3          Benefit Limitations

              To avoid duplication of benefits, the amount of any similar benefits under this Plan shall be offset and reduced by the amount of any similar benefit provided the Participant under other severance plans sponsored by Honeywell International Inc. for which the Participant may be eligible, regardless of whether the payments under this Plan are made at an earlier or a later date than payments under a similar plan would have been made. In addition, notwithstanding any plan provisions to the contrary, to the extent a Participant who was a former employee of Honeywell Inc. would be eligible for benefits under both this Plan and another severance plan sponsored by Honeywell Inc., such Participant shall only be entitled to benefits


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              under this Plan to the extent such Participant waives his or her rights to benefits under such other severance plan.

Article V     Administration

5.1           Plan Administrator

              Prior to the occurrence of a Change in Control, Honeywell International Inc.'s Vice President-Worldwide Human Resources shall be the Plan Administrator within the meaning of ERISA
              Section 3(16)(A), and the named fiduciary within the meaning of ERISA Section 402. In the event of an impending Change in Control, Honeywell International Inc.'s Vice President-Worldwide Human Resources shall appoint a person independent of Honeywell International Inc. or persons operating under its control or on its behalf (hereafter, the "Corporation") to be the new Plan Administrator effective upon the occurrence of a Change in Control and the Vice President-Worldwide Human Resources shall immediately provide to the new Plan Administrator such information with respect to each Participant as shall be necessary to enable the new Plan Administrator to determine the amount of any benefit which is then or may thereafter become payable to such Participant.

5.2           Powers and Duties of Plan Administrator.

              Except as otherwise provided in this Section, the Plan Administrator shall have the full discretionary power and authority to (i) determine the amount and timing of any benefit payable under the Plan, (ii) construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), (iii) determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits, (iv) establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan,
              (v) delegate responsibilities to others to assist it in administering the Plan, and (vi) perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Corporation in determining any Participant's entitlement to and the amount of benefits payable under the Plan.

5.3           Benefit Claims and Appeals.

              Any request or claim for Plan benefits shall be deemed to be filed when a written request is made by the claimant or the claimant's authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.


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                  The Plan Administrator shall provide notice in writing to any claimant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 90 days of the receipt by the Plan Administrator of the claimant's claim or, if special circumstances require, and the claimant is so notified in writing, within 180 days of the receipt by the Plan Administrator of the claimant's claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

                         (i) set forth the specific reasons for the denial of benefits;

                         (ii) contain specific references to Plan provisions relative to the denial;

                         (iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator; and

                         (iv) advise the claimant that any appeal of the Plan Administrator's adverse determination must be made in writing to the Plan Administrator within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based.

              If notice of the denial of a claim is not furnished within the time periods set forth above, the claim shall be deemed denied and the claimant shall be permitted to proceed to the review procedures set forth below. If the claimant fails to appeal the Plan Administrator's denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Plan Administrator's determination shall become final and conclusive.

              If the claimant appeals the Plan Administrator's denial of benefits in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any pertinent documents, as determined by the Plan Administrator, and submit in writing any issues or comments to be addressed on appeal.

              The Plan Administrator shall advise the claimant and such individual's representative of its decision, which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay. If the decision on review is not furnished within the time set forth above, the claim shall be deemed denied on review.


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5.4           Plan Year

              The plan year shall be the calendar year.

5.5           Indemnification.

              To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

Article VI    Unfunded Obligation.

6.1 All benefits payable under this Plan shall constitute an unfunded obligation of the Corporation. Payments shall be made, as due, from the general funds of Corporation. This Plan shall constitute solely an unsecured promise by the Corporation to pay severance benefits to participants to the extent provided herein.

Article VII   Inalienability of Benefits.

7.1 No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor shall any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition shall be null and void. Nothing in this Section 7.1 shall prevent a Participant from waiving all or any portion of any benefit triggered by a Change in Control in accordance with Section 4.2.D).

Article VIII  Withholding

8.1 The Corporation shall have the right to withhold any taxes required to be withheld with respect to any payments due under this Plan.

Article       IX Amendment or Termination.

9.1 Plan Amendments - The Board of Directors reserves the right to amend the Plan from time to time prior to a Change in Control. However, no amendment shall


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              reduce any benefit being paid or then payable to a Participant.
              Further, no amendment shall reduce the benefits provided by the Plan to persons who were Participants as of the date of such amendment or adversely affect in any manner the rights of persons who were Participants as of the date of such amendment to benefits provided under this Plan. This Plan may not be amended or terminated after a Change in Control; provided, however, the Plan may be amended if the purpose of the amendment is to increase benefits hereunder.

              Notwithstanding anything in this Plan to the contrary, the Vice President-Worldwide Human Resources shall be permitted to amend the Plan to reflect changes in Honeywell International Inc.'s organization; provided, however, that no such amendment (i) shall increase or decrease benefits under the Plan, or (ii) increase the total number of Participants by more than five percent (5%) during any twelve month period.

9.2 Plan Termination - The Board of Directors reserves the right to terminate the Plan. However, such termination shall not adversely affect the rights of persons who were Participants as of the date of such termination.

Article X. Plan Not a Contract of Employment; Honeywell International Inc.'s Policies Control.

10.1 Nothing contained in this Plan shall give an employee the right to be retained in the employment of Honeywell International Inc.. This Plan is not a contract of employment between Honeywell International Inc. and any employee. Any dispute involving issues of employment, other than claims for benefits under this Plan, shall be governed by the appropriate employment dispute resolution policies and procedures of Honeywell International Inc..

Article XI        Action by the Honeywell International Inc.

11.1 Unless expressly indicated to the contrary herein, any action required to be taken by Honeywell International Inc. may be taken by action of its Board of Directors or by any appropriate officer or officers traditionally responsible for such determination or actions, or such other individual or individuals as may be designated by the board of directors or any such officer.

Article XII   Governing Law

12.1          The Plan is an employee welfare benefit plan within the meaning of
              Section 3(1) of ERISA, and will be construed in accordance to ERISA's requirements.

Article XIII  Severability


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13.1          If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.


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

                                   SCHEDULE A


Bands                     Severance Pay Period

5 and 6                   18 months Base Salary and Annual Incentive Compensation

4                         One month notice, plus:

                          Years of Service           Base Salary
                          ----------------           -----------

                          0-4                        6 months
                          5-9                        9 months
                          10-19                      12 months
                          20+                        15 months

3                         One month notice, plus:

                          Years of Service           Base Salary
                          ----------------           -----------

                          0-9                        3 months
                          10-25                      6 months
                          26+                        9 months


Non-exempt                One month notice, plus:

                          Years of Service           Base Salary
                          ----------------           -----------

                          0-12                       3 months
                          13-25                      6 months
                          26+                        9 months


                                       13




